Exhibit 99.1

Contact: Randall H. Brown, Executive Vice President, CFO, Treasurer and Secretary 901-259-2500 rbrown@EdRtrust.com Susan Jennings, Public Relations, 901-259-2506 sjennings@EdRtrust.com

EdR ANNOUNCES PRICING OF COMMON STOCK OFFERING

MEMPHIS, Tenn., August 14, 2012 — EdR (NYSE:EDR) today announced that it has priced its public offering of 15,000,000 shares of its common stock at a price to the public of $10.95 per share. The offering was increased in size from the originally contemplated 13,500,000 shares of common stock. The Company has also granted the underwriters a 30-day option to purchase up to 2,250,000 additional shares of common stock, at the price to the public less the underwriting discount. Subject to customary conditions, the offering is expected to close on or about August 17, 2012. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $157.3 million (exclusive of the underwriters’ option to purchase additional shares). BofA Merrill Lynch and KeyBanc Capital Markets are serving as joint book-running managers for the offering.

The Company intends to use the net proceeds from the offering to repay debt, fund its development pipeline, fund pending and future acquisitions and for general corporate purposes.

The offering is being made only by means of a prospectus supplement and accompanying base prospectus. To obtain a copy of the base prospectus and the final prospectus supplement for this offering, please contact: BofA Merrill Lynch, 222 Broadway, 7th Floor, New York, NY 10038, Attention: Prospectus Department or email dg.prospectus_requests@baml.com; or KeyBanc Capital Markets, Attention: Prospectus Delivery Department, 127 Public Square, 4th Floor, Cleveland, OH 44114.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. A self-administered and self-managed real estate investment trust, EdR owns or manages 65 communities in 24 states with more than 36,300 beds within more than 12,000 units.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based upon current expectations. You should not rely upon our forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our most recent annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and are described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.